CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 9, 2004 relating to the financial statements, which appears in the 2004 Annual Report to Shareholders of Steel Technologies Inc. and its subsidiaries, which is incorporated by reference in Steel Technologies Inc. and its subsidiaries' Annual Report on Form 10-K for the year ended September 30, 2004. We also consent to the incorporation by reference of our report dated December 9, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
March 15, 2005